Exhibit 5.1

[Letterhead of Wilson Sonsini Goodrich & Rosati, P.C.]

March 7, 2016

FEI Company
5350 NE Dawson Creek Drive
Hillsboro, Oregon 97124-5793

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel for FEI Company, an Oregon corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-8 (the “Registration Statement”) for the purpose of registering with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), (i) an increase of 250,000 shares of its common stock, no par value, reserved for issuance under its 1995 Stock Incentive Plan, as amended (the “1995 Plan”); and (ii) an increase of 250,000 shares of its common stock, no par value, reserved for issuance under its Employee Share Purchase Plan, as amended (“ESPP”). The shares of common stock to be reserved for issuance under the 1995 Plan and the ESPP are hereinafter referred to as the “Shares.”
 We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic, that all copies of documents submitted to us conform to the originals, the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.
We have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by us to be responsible.
Based upon the foregoing, and subject to the qualifications set forth below, we are of the opinion that when issued and sold in the manner referred to in the 1995 Plan and in the ESPP and pursuant to the agreements that accompany the 1995 Plan and the ESPP, the Shares will be validly issued, fully paid and nonassessable.
We are members of the bar of the State of California. We do not purport to be experts in, and do not express any opinion on, any laws other than the law of the State of California and the federal securities laws of the United States of America. To the extent matters in this opinion are covered by Oregon law, we have relied solely upon a review of standard compilations of the Oregon Business Corporation Act.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm wherever appearing in the Registration Statement, including under the heading “Legal Matters” in any Prospectuses contained in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ WILSON SONSINI GOODRICH & ROSATI